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                                                                      EXHIBIT 99
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NOVACARE EMPLOYEE SERVICES ANNOUNCES SALE OF COMPANY

September 9, 1999 10:32 AM
NORRISTOWN, Pa., Sept. 9/PRNewswire/-- NovaCare Employee Services, Inc. NCES, a premier national employee services company, or professional employer organization (PEO), announced today a definitive agreement to sell the company to an investment group comprising Patricof & Co. Ventures, Inc., Fidelity Ventures Limited and AFLAC Incorporated (the Investors). Under the terms of the agreement, a new private company established by the Investors will acquire all the stock of NovaCare Employee Services at a price of $2.50 per share of common stock.

The purchase will be effected through a cash tender offer to NovaCare Employee Services stockholders and subsequent merger of NovaCare Employee Services into a new private company managed by the Investors. The tender offer will commence on or about September 15, 1999. NovaCare Employee Services has 30,273,782 fully diluted shares of common stock outstanding.

"After several months of careful review of our strategic alternatives, we are pleased with this transaction, which partners NovaCare Employee Services with three firms with extensive understanding of the PEO industry and the resources and synergies to support our future growth," said Loren J. Hulber, president and chief executive officer.

Following the merger, Loren J. Hulber will be elected Chairman of the Board and Craig P. Coy will be elected Chief Executive Officer. Mr. Coy has been Chief Executive Officer of HR Logic, Inc., a portfolio company jointly owned by Patricof & Co. Ventures, Inc. and Fidelity Ventures Limited, headquartered in Newton, Massachusetts. Operations of NovaCare Employee Services will remain intact and the company will, over a six month period, change its name to NovaSource, Inc.

NovaCare, Inc., NOV holder of approximately 64% of NovaCare Employee Services' outstanding common stock, also executed a definitive agreement, subject to certain conditions, to tender its shares in the tender offer at the price of $2.50 per share.

The tender offer is subject to the approval of the NovaCare, Inc. stockholders and the satisfaction of customary closing conditions. The tender offer is expected to close during October 1999. NovaCare Employee Services' previously announced agreement to acquire Unified Management Corporation has terminated and that transaction will not occur.

NovaCare Employee Services engaged CIBC World Markets to render a fairness opinion on this transaction.

NovaCare Employee Services, Inc. is a premier national professional employer organization. The company is an employee services company that provides small- to medium-sized businesses with comprehensive, fully integrated outsourcing solutions to human resource needs, including payroll management, risk management, benefits procurement and management, unemployment insurance services and human resource consulting services. As of June 30, 1999, NovaCare Employee Services had 4,084 clients with more than 54,300 worksite employees under contract located in 46 states.
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Cautionary Statement

Except for historical information, matters discussed above including, but not limited to, statements concerning future growth, are forward-looking statements that are based on management's estimates, assumptions and projections. Important factors that could cause results to differ materially from those expected by management include management retention and development, management's success in integrating acquired businesses, in developing and introducing new products and lines of business and in entering new geographic markets, maintaining material customer contracts, material changes in the economics of the contracts with NovaCare, Inc., the ability of the company, its customers and its suppliers to complete assessment, testing and remediation of Year 2000 issues, adverse Internal Revenue Service rulings and state regulations with respect to the employer status of employee services businesses and the company's ability to implement the employee services business model.

SOURCE NovaCare Employee Services, Inc.


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